EXHIBIT 99.6

January 28,2013

XL Investments Ltd
One Bermudiana Road
Hamilton HM08
Bermuda

Re:           Transfers

Ladies and Gentlemen:

1.      This letter (the “Letter Agreement”) will confirm our agreement that XL Investments Ltd (the “Investor”) will be permitted to transfer its shares of common stock of Five Oaks Investment Corp. (the “Company”) to any Affiliate of the Investor, without fee, premium or penalty; provided, that any such transfer is otherwise subject to (a) such legal, tax and regulatory considerations as reasonably determined by the Board of Directors of the Company, and (b) the transferee giving to the Company’s reasonable satisfaction such representations, warranties and undertakings as the Company shall reasonably require.  “Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such first Person.  “Person” shall mean an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or other enterprise, or any governmental or political subdivision or agency, bureau, department or instrumentality thereof.

2.      This Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York.  The Company, on the one hand, and the Investor, on the other hand, each (a) irrevocably and unconditionally consent to the personal jurisdiction and venue of the courts located in City and County of New York or in the United States District Court for the Southern District of New York; (b) agree that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) agree that it shall not bring any action relating to this Letter Agreement or otherwise in any court other than the courts located in City and County of New York or in the United States District Court for the Southern District of New York; and (d) irrevocably waive the right to trial by jury.

3.      This Letter Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  No party hereto may assign or otherwise transfer either this Letter Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other parties hereto.  Any purported transfer without such consent shall be void.  No amendment, modification, supplement or waiver of any provision of this Letter Agreement shall be effective unless it is in writing and signed by the party or parties hereto affected thereby, and then only in the specific instance and for the specific purpose stated therein.  Any waiver by any party hereto of a breach of any provision of this Letter Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Letter Agreement.  The failure of a party hereto to insist upon strict adherence to any term of this Letter Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Letter Agreement.

[signature page follows]

Very truly yours,

Five Oaks Investment Corp.

By: /s/ David Oston
Name: David Oston
Title: Chief Financial Officer

ACKNOWLEDGED AND ACCEPTED AS OF THE DATE ABOVE:

XL Investments Ltd

By: /s/ Stuart Clare
Name: Stuart Clare
Title: Senior Vice President and Director